Exhibit 1.02

Silicon Laboratories Inc.

Conflict Minerals Report

Calendar Year Ended December 31, 2013

This Conflict Minerals Report of Silicon Laboratories Inc. (“Silicon Laboratories” or “the Company”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (“Rule”). The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to “conflict minerals” as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). Conflict minerals are defined by the SEC as cassiterite, columbite-tantalite, gold and wolframite, as well as their derivatives (including tantalum, tin and tungsten) and any other mineral or its derivatives determined by the United States Secretary of State to be financing conflict in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, “Covered Countries”).

The Rule imposes certain reporting obligations on SEC registrants that file reports under Section 13(a) or Section 15(d) of the Exchange Act whose products contain conflict minerals that are necessary to the functionality or production of their products, exempting conflict minerals that, prior to January 31, 2013, were located “outside of the supply chain” (as defined in the Rule). For products which contain necessary conflict minerals, the registrant must conduct in good faith a reasonable country of origin inquiry designed to determine whether any of the conflict minerals originated in the Covered Countries.  If, based on such inquiry, the registrant knows or has reason to believe that any of the necessary conflict minerals contained in its products originated or may have originated in a Covered Country and knows or has reason to believe that those necessary conflict minerals may not be solely from recycled or scrap sources, the registrant must conduct due diligence as to whether the necessary conflict minerals contained in those products did or did not directly or indirectly finance or benefit armed groups in the Covered Countries.  Products which do not contain necessary conflict minerals that directly or indirectly finance or benefit armed groups in the Covered Countries are considered “DRC conflict free.”

Certain of the Company’s products contain conflict minerals, including gold, tantalum, tin and/or tungsten. These minerals are necessary to the functionality of the products contracted by the Company to be manufactured. Pursuant to the Rule, the Company undertook due diligence measures on the source and chain of custody of the conflict minerals in its products that the Company had reason to believe may have originated from the Covered Countries and may not have come from recycled or scrap sources, to determine whether such products were DRC conflict free.

The following describes: (a) the measures the Company has taken to exercise due diligence on the source and chain of custody of the conflict minerals contained in its products; and (b) the Company’s products, including information on the facilities used to process the necessary conflict minerals in those products, the country of origin of the necessary conflict minerals in those products and the Company’s efforts to determine the mine or location of origin of those conflict minerals with the greatest possible specificity.

Part 1 — Due Diligence

Design of Conflict Minerals Program

The design of the Company’s conflict minerals program is in conformity with the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Second Edition, and related Supplements on Tin, Tantalum and Tungsten and on Gold (collectively, “OECD Guidance”), as it relates to the Company’s position in the minerals supply chain. Summarized below are the design components of the Company’s conflict minerals program as they relate to the five-step framework set forth in the OECD Guidance:

1.              Establish strong company management systems.

•                  Adopt and commit to a supply chain policy for minerals originating from conflict-affected and high-risk areas.

–                 The Company’s supply chain policy requires all suppliers to maintain a conflict-free sourcing policy and to comply with the Company’s internal policy based on the OECD Guidance.

•                  Structure internal management systems to support supply chain due diligence.

–                 Vendors that supply the Company with products containing conflict minerals are required to complete an Electronic Industry Citizenship Coalition (“EICC”) Conflict Minerals Reporting Template (“CMRT”), a supply chain survey designed to identify the smelters, refiners and countries of origin of the conflict minerals in products the vendors supply to a customer.

•                  Establish a system of controls and transparency over the mineral supply chain.

–                 The Company maintains a dedicated internal system to track, analyze and approve supplier responses to supply chain surveys. The Company maintains records relating to its conflict minerals program in accordance with its record retention guidelines.

•                  Strengthen Company engagement with suppliers.

–                 The Company has created an internal system of controls to ensure that both current and new suppliers report information regarding their supply chain.

•                  Establish a Company level grievance mechanism.

–                 The Company maintains an external reporting system for individuals to report concerns of actions (including compliance with the Company’s conflict minerals program) that may not comply with the Company’s standards, contractual, regulatory or legal requirements.

2.              Identify and assess risks in the Company’s supply chain.

•                  Identify risks in the supply chain as recommended in the OECD Guidance Supplements.

–                 The Company reviews the components of the products provided by its suppliers to determine if such products may contain conflict minerals.

–                 The Company requests suppliers that provide products which may contain conflict minerals to complete the CMRT survey. The Company contacts vendors that do not respond to the supply chain survey by a specified date, requesting their responses. If necessary, the Company escalates its requests to management or other appropriate personnel as described in its supply chain policy.

•                  Assess risks of adverse impacts in light of the standards of the Company’s supply chain policy consistent with the due diligence recommendations in the OECD Guidance.

–                 The Company reviews completed CMRT surveys for compliance with the Company’s internal policy based on the OECD Guidance.

–                 The Company compares the smelters and refiners identified by the CMRT surveys against the list of facilities that have received a “conflict free” designation from the Conflict Free Smelter Program (“CFSP”), an initiative organized by the EICC and the Global e-Sustainability Initiative.

–                 The Company assesses whether the smelters and refiners have carried out all elements of reasonable due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas.

3.              Design and implement a strategy to respond to identified risks.

•                  Report findings of the supply chain risk assessment to the designated senior management of the Company.

–                 The Company reports findings from its supply chain risk assessment to its Executive Quality Council, which consists of members of the Company’s executive management.

•                  Devise and adopt a risk management plan.

–                 The Company has adopted a risk management plan, which includes measures for risk mitigation for suppliers using smelters and refiners that have not received a conflict free designation from the CFSP.

•                  Implement the risk management plan, monitor and track performance of risk mitigation efforts and report back to designated senior management.

–                 The Company’s risk mitigation efforts for smelters and refiners that have not received a conflict free designation from the CFSP include: (a) reviewing the mine location; (b) requesting and reviewing Certificate of Origin documents from the supplier; (c) requesting an action plan from the supplier; and (d) performing a risk assessment with an internal management team for further consideration of risk mitigation.

•                  Undertake additional fact and risk assessments for risks requiring mitigation, or after a change of circumstances.

–                 The Company’s conflict minerals policy is an on-going program for both current and new suppliers. Any change in the Company’s supply chain may require that certain steps be repeated in order to prevent or mitigate adverse impacts.

•                  If and when required by the Rule, obtain an independent private sector audit of the Company’s Conflict Minerals Report.

4.              Carry out independent third-party audit of supply chain due diligence at identified points in the supply chain.

–                 The Company supports development and implementation of due diligence practices and tools, including:

•                  The CMRT survey completed by the Company’s suppliers,

•                  The Conflict Free Smelter Program used by the Company to determine facilities that have received a conflict free designation.

–                 The Company encourages all of its conflict mineral suppliers to use facilities that have received a conflict free designation.

5.              Report on supply chain due diligence.

–                 The Company publicly reports on its supply chain due diligence policies and practices in the Investor Relations section of its website at www.silabs.com.

Results of Due Diligence Measures and Product Determination

The Company completed its due diligence measures as described in the above Conflict Minerals Program. On the basis of these due diligence measures, the Company has concluded that during the reporting period for the year ended December 31, 2013, the necessary conflict minerals contained in its products that originated or may have originated from the Covered Countries are DRC conflict undeterminable.

This determination was made based on the lack of sufficient information from suppliers or other sources regarding the smelters and refiners that processed the necessary conflict minerals to conclude whether the conflict minerals originated in the Covered Countries and, if so, whether the conflict minerals were from recycled or scrap sources or were or were not from other conflict free sources.

As the Rule does not require an audit to be performed if a registrant determines that its products are DRC conflict undeterminable in 2013 or 2014, and the Company has made such a determination pursuant to the processes described in this report, this report has not been audited by an independent private sector auditor.

Future Due Diligence Measures

During the reporting period for the calendar year ending December 31, 2014, the Company is continuing to engage in the activities described above in “Design of Conflict Minerals Program” to mitigate the risk that its necessary conflict minerals benefit armed groups. The Company will continue to contact suppliers that use smelters and refiners identified in its supply chain survey process that have not received a conflict free designation and request their participation in the CFSP or other independent third party audit program in order for them to obtain such a conflict free designation.

Part 2 — Product Description

Description of the Company’s products

Silicon Laboratories designs and develops proprietary, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Mixed-signal ICs are electronic components that convert real-world analog signals, such as sound and radio waves, into digital signals that electronic products can process. Therefore, mixed-signal ICs are critical components in products addressing a variety of markets, including communications, consumer, industrial and automotive.

As a fabless semiconductor company, Silicon Laboratories relies on third-party semiconductor fabricators to manufacture the silicon wafers that reflect its IC designs. Each wafer contains numerous die, which are cut from the wafer to create a chip for an IC. The Company relies on third parties to assemble, package, and, in most cases, test these devices and ship these units to its customers.

The following facilities, to the extent known, are used to process the necessary conflict minerals in the Company’s products:

Facility Name
Aida Chemical Industries Co. Ltd.
Argor-Heraeus SA
Asahi Pretec Corporation
Asaka Riken Co Ltd
ATI Tungsten Materials
Chaozhou Xianglu Tungsten Industry Co Ltd
China Minmetals Nonferrous Metals Co Ltd
Chongyi Zhangyuan Tungsten Co Ltd
CV United Smelting
Dowa
EM Vinto
Exotech Inc.
F&X
Ganzhou Grand Sea W & Mo Group Co Ltd
Geiju Non-Ferrous Metal Processing Co. Ltd.
Global Advanced Metals
Global Tungsten & Powders Corp
H.C. Starck GmbH
Heraeus Ltd Hong Kong
Heraeus Precious Metals GmbH & Co. KG
Hunan Chun-Chang Nonferrous Smelting & Concentrating Co., Ltd.
Ishifuku Metal Industry Co., Ltd.
Jiangxi Rare Earth & Rare Metals Tungsten Group Corp
Jiangxi Tungsten Industry Group Co Ltd
Johnson Matthey Inc.
JX Nippon Mining & Metals Co., Ltd

Kojima Chemicals Co. Ltd
LS-Nikko Copper Inc.
Malaysia Smelting Corporation (MSC)
Materion
Matsuda Sangyo Co. Ltd
Metallo Chimique
Metalor Technologies (Hong Kong) Ltd
Metalor Technologies SA
Metalor Technology (Suzhou)
Mineração Taboca S.A.
Minsur
Mitsubishi Materials Corporation
Mitsui Mining and Smelting Co., Ltd.
Nihon Material Co. LTD
Ningxia Orient Tantalum Industry Co., Ltd.
OMSA
PT Bangka Putra Karya
PT Bukit Timah
PT Koba Tin
PT Stanindo Inti Perkasa
PT Tambang Timah
PT Timah
Solar Applied Materials Technology Corp.
Sumitomo Metal Mining Co. Ltd.
Tanaka Kikinzoku Kogyo K.K.
Thaisarco
Ulba
Valcambi SA
Western Australian Mint trading as The Perth Mint
Wolfram Company CJSC
Xiamen Tungsten Co Ltd
Xstrata Canada Corporation
Zhuzhou Cemented Carbide Group Co Ltd

The countries of origin of the necessary conflict minerals in the Company’s products are believed to include:

Australia, Bolivia, Brazil, Canada, Chile, China, Columbia, DRC, Ethiopia, Indonesia, Japan, Lao People’s Democratic Republic, Malaysia, Mexico, Mozambique, Nigeria, Peru, Philippines, Portugal, Russian Federation, Rwanda, Spain, Thailand, United States, Vietnam and Zimbabwe.

Efforts to determine the mine or location of origin with the greatest possible specificity of the necessary conflict minerals in the Company’s products:

In an effort to determine the mine or location of origin of the necessary conflict minerals in its products that are DRC conflict undeterminable with the greatest possible specificity, the Company developed and conducted the due diligence measures described in Part 1 of this Conflict Minerals Report.